Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports Fourth Quarter 2012 Results

NEW YORK, February 12, 2013 - Omnicom Group Inc. (NYSE-OMC) today announced that its diluted net income per common share in the fourth quarter of 2012 increased 17.7% to $1.13 per share from $0.96 per share in the fourth quarter of 2011. Omnicom’s net income for the fourth quarter of 2012 increased 12.9% to $307.1 million from $271.9 million in the fourth quarter of 2011.

Worldwide revenue increased 2.4% to $3,944.5 million from $3,852.9 million in the fourth quarter of 2011. Domestic revenue for the fourth quarter of 2012 increased 5.1% to $2,026.6 million compared to $1,928.7 million in the fourth quarter of 2011. International revenue decreased 0.3% to $1,917.9 million compared to $1,924.2 million in the fourth quarter of 2011.

Omnicom’s diluted net income per common share for the twelve months ended December 31, 2012 increased 8.4% to $3.61 per share in 2012 from $3.33 per share in the same period in 2011. Omnicom’s net income for the twelve months ended December 31, 2012 increased 4.8% to $998.3 million from $952.6 million in the same period in 2011.

Worldwide revenue for the twelve months ended December 31, 2012 increased 2.5% to $14,219.4 million from $13,872.5 million in the same period in 2011. Domestic revenue for the twelve months ended December 31, 2012 increased 4.5% to $7,363.7 million from $7,048.7 million in the same period in 2011. International revenue for the twelve months ended December 31, 2012 increased 0.5% to $6,855.7 million from $6,823.8 million in the same period in 2011.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended December 31,	2012	2011

Revenue	$3,944.5	$3,852.9

Operating expenses, excluding amortization of intangibles	3,370.6	3,341.8

Earnings before interest, taxes and amortization of intangibles (a)	573.9	511.1

Amortization of intangibles	25.9	23.7

Operating income	548.0	487.4

Net interest expense	40.3	30.3

Income before income taxes	507.7	457.1

Income tax expense	137.3	156.8

(Loss) / income from equity method investments	(26.8)	6.9

Net Income	343.6	307.2

Less: Net income attributed to noncontrolling interests	36.5	35.3

Net Income - Omnicom Group Inc.	307.1	271.9

Less: Net income allocated to participating securities	7.2	3.5

Net income available for common shares	$299.9	$268.4

Net income per common share - Omnicom Group Inc.

Basic	$1.13	$0.97
Diluted	$1.13	$0.96

Weighted average shares (in millions)

Basic	264.3	276.4
Diluted	266.0	280.8

Dividend declared per common share	$0.30	$0.25

(a)     Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a Non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Twelve Months Ended December 31,	2012	2011

Revenue	$14,219.4	$13,872.5

Operating expenses, excluding amortization of intangibles	12,314.1	12,110.0

Earnings before interest, taxes and amortization of intangibles (a)	1,905.3	1,762.5

Amortization of intangibles	101.1	91.4

Operating income	1,804.2	1,671.1

Net interest expense	144.6	122.1

Income before income taxes	1,659.6	1,549.0

Income tax expense	527.1	505.8

(Loss) / income from equity method investments	(15.0)	17.2

Net Income	1,117.5	1,060.4

Less: Net income attributed to noncontrolling interests	119.2	107.8

Net Income - Omnicom Group Inc.	998.3	952.6

Less: Net income allocated to participating securities	22.5	10.7

Net income available for common shares	$975.8	$941.9

Net income per common share - Omnicom Group Inc.

Basic	$3.64	$3.38
Diluted	$3.61	$3.33

Weighted average shares (in millions)

Basic	268.3	279.0
Diluted	270.0	283.3

Dividend declared per common share	$1.20	$1.00

(a)     Earnings before interest, taxes and amortization of intangibles ("EBITA") is a Non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.